FIRST AMENDMENT

Reference is made to that certain Employment Agreement dated July 12, 2004 (“the Agreement”) between Tractor Supply Company (hereinafter “Company”) and James F. Wright (hereinafter “Executive”).

The following, when signed by the parties hereto, will be deemed an amendment to the Agreement (“the First Amendment”).

Section 4.3 of the Agreement is hereby deemed re-numbered as “Section 4.5” and all subsequent subsections of Section 4 are deemed appropriately re-numbered.

The following is deemed inserted as subsection 4.3:

“Section 4.3 By Retirement

The Executive’s employment pursuant to this Agreement may be terminated at any time by the Retirement (as such term is defined in the Retirement Policy of Company) of the Executive. In the event that the Executive’s employment is terminated pursuant to this Section 4.3, the Executive shall receive Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination [as defined in (newly renumbered) Section 4.11 hereof] and any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company (including any Retirement Plan) applicable to the Executive as of the Date of Termination.”

The following is deemed inserted as subsection 4.4

“Section 4.4 Acceleration

In the event Executive’s employment pursuant to this Agreement is terminated for any reason other than For Cause, it is understood and agreed that:

(a)	on the Date of Termination, all of Executive’s theretofore granted-but-unvested stock options and granted-but-unvested restricted stock units will be deemed vested. The Exercisability Period of each of Executive’s stock options will expire on a date the earlier of (i) three years from the date of Termination (one year, rather than three years, in the case of Death) or (ii) the original expiration date of the subject stock option.

Executive’s Long-Term cash bonus and then-current Annual cash bonus will be deemed earned On-Target and calculated and paid in full; with respect to stock options, 100% of the immediately preceding prior two years’ and the then-current year’s option grants will be deemed vested; and with respect to Executive’s Annual Bonus, 100% of Executive’s On-Target bonus will be deemed earned and payable.).

(b)	In the event that any other plans, policies or programs provide for grants and/or pay-outs in a form(s) and/or in an amount(s) less favorable to Executive than as provided for herein, it is understood that the terms herein shall govern. Further, in the event that any other plans, policies or programs provide for grants and/or pay-outs in a form(s) and/or in an amount(s) more favorable to Executive than as provided for herein, it is understood that the terms of the other plan(s), policy (-ies) or programs shall govern.”

All other terms and conditions of the Agreement are hereby ratified and reaffirmed.

IN WITNESS WHEREOF, the parties hereto confirm their understanding of the foregoing.

Tractor Supply Company

By: /s/ Joel A. Cherry
Its: Senior VP and General Counsel

/s/ James F. Wright
James F. Wright
DATED: December 22, 2008